EXHIBIT 99.1

FOR:                        WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor Relations
(304) 905-7021

WesBanco, Inc. to Host 2016 First Quarter Earnings Conference Call and Webcast on Wednesday, April 20

Wheeling, WV, April 6, 2016 – WesBanco, Inc. (NASDAQ:WSBC), a multi-state bank holding company with total assets of approximately $8.5 billion, announced today it will host a conference call at 3 p.m. ET on Wednesday, April 20, 2016. Company executives will review financial results for the first quarter of 2016. Results for the quarter are expected to be released before the market opens on Wednesday, April 20, 2016.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 412-317-0088 for international callers, and providing the access code of 10083771. The replay will begin at approximately 5 p.m. ET on April 20, and end at 12 a.m. ET on April 28. An archive of the webcast will be available for one year on the Investor Relations section of the Company's website (www.wesbanco.com).

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $8.5 billion (as of December 31, 2015). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with more than $3 billion of assets under management, and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 141 financial centers in the states of Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.